This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Exhibit 10.16
VERSUM MATERIALS, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS

1.	General

The Versum Materials Deferred Compensation Program for Directors (the “Program”) is intended to provide eligible directors with the opportunity to defer compensation earned as a member of the Board of Directors (the “Board”) of Versum Materials, Inc. (the “Company”). The Program is provided under the Versum Materials, Inc. Long-Term Incentive Plan (as may be amended from time to time, the “Plan”) and is subject to the terms thereof.

2.	Effective Date

The Program was adopted effective as of January 1, 2017.

3.	Participants

Any member of the Board who is not an employee of the Company or one of its subsidiaries (a “director”) is eligible to participate in the Program (a “participant”).

4.	Elective Stock Deferrals

A participant may elect to defer receipt of all or a specified portion of the compensation otherwise currently payable to him or her in the form of (i) shares of Versum Materials common stock, par value $1.00 (“Common Stock”) or (ii) any Other Stock-Based Award (other than shares of Common Stock) granted under the Plan representing the right to receive, or vest with respect to, one or more shares of Common Stock, for serving on the Board, attending meetings or committee meetings thereof or performing other services in connection with the business of the Company and its subsidiaries (the “Director’s Stock Fees”). Such electively deferred compensation (the “Elective Stock Deferrals”) will be credited on the date the compensation would otherwise have been granted to the participant to an account (the “Versum Materials Stock Account”) deemed to be invested in Common Stock. The Company shall credit the Versum Materials Stock Account with a number of deferred stock units (including fractions) (the “deferred stock units”) equal to the number of shares of Common Stock or Other Stock-Based Awards the participant would have received on the date the compensation would otherwise have been granted to the participant. Any Director’s Stock Fees not deferred under this Program shall be paid in accordance with normal Company policy for the compensation of directors.

To the extent that any Director’s Stock Fees would have been subject to vesting conditions on the date such Director’s Stock Fees would otherwise have been granted to the participant, any deferred stock units credited to the Versum Materials Stock Account on account of such Director Stock Fees will be subject to such vesting conditions, and such vesting conditions shall lapse on the such dates and under such circumstances as such vesting conditions would have lapsed absent the deferral of such Director’s Stock Fees. For the avoidance of doubt, any deferred stock units credited to the Versum Materials Stock

Account on account of shares of Common Stock that would have been fully vested on the date of grant absent the deferral of such shares shall be 100% vested for purposes of the Program.

5.	Earnings on Versum Materials Stock Account

Each participant’s Versum Materials Stock Account will be credited with earnings in the form of dividend equivalents on the deferred stock units credited to the Versum Materials Stock Account, as provided below, from the date credited until the last day of the month preceding payment, unless payment is made because of death, in which event dividend equivalents will be credited until the date of death.

Earnings shall be credited quarterly (on the first business day of each quarter) in an amount equal to any dividends payable during the quarter just ended with respect to that number of shares of Common Stock equal to the number of deferred stock units credited to the Versum Materials Stock Account as of the end of the prior quarter. The amount so credited shall then be converted into additional deferred stock units in the following manner: the Company shall credit the Versum Materials Stock Account with that number of deferred stock units (including fractions) obtained by dividing the amount of such dividends by the Fair Market Value (as defined below) of a share of Common Stock on the quarterly crediting date for such dividends. For purposes of the Program, the “Fair Market Value” of a share of Common Stock on any date shall be equal to the closing sale price on the New York Stock Exchange (or such other principal national securities exchange on which shares of Common Stock are listed or admitted to trading), as reported on the composite transaction tape, for such date, or, if no sales were quoted on such date, on the most recent preceding date on which sales were quoted.

Each additional deferred stock unit credited to the Versum Materials Stock Account pursuant to this Section 5 in respect of deferred stock units that are unvested on the first business day of the applicable quarter will be subject to vesting conditions to the same extent as the underlying unvested deferred stock units, and such vesting conditions shall lapse on the such dates and under such circumstances as the vesting conditions may lapse with respect to such underlying deferred stock units.

6.	Time and Manner of Making Elective Deferrals

An election to defer compensation under the Program must be made by a director prior to the calendar year during which such compensation is earned; provided that an initial election by a new director to defer compensation for all future services following the date of such election may be made up to 30 days after commencing service as a director. An election shall continue in effect until the end of the participant’s service to the Company as a director or until the participant modifies or revokes the election as described below, whichever shall occur first.

A participant may elect, modify, or revoke a prior election to defer compensation by completing Section I of the Election Form attached hereto as Exhibit A (the “Election Form”) and returning it to the Corporate Secretary. Such Election Form shall specify the amount or percentage of the Director’s Stock Fees to be deferred beginning on a future date specified in the Election Form until such election is revoked or modified as to future compensation. Any modification or revocation of a prior election described in this Section 6 shall relate only to future compensation, and shall not apply to any amounts previously credited to the participant’s Versum Materials Stock Account. A participant’s election to defer described in this Section 6 may not be revoked or modified during the calendar year. Revocation or modification of a prior election to defer for a calendar year must be made no later than the close of the preceding calendar year.

7.	Payment of Deferred Compensation

No payment may be made from the participant’s Versum Materials Stock Account in respect of Elective Stock Deferrals (the participant’s “Deferred Compensation Amount”) except as provided below. Upon each payment event described in this Section 7 where the Deferred Compensation Amount credited to a participant’s Versum Materials Stock Account is paid to the participant in the form of Common Stock, such Deferred Compensation Amount is payable by delivery of one share of Common Stock for each vested deferred stock unit (including each deferred stock unit that becomes vested in accordance with its terms upon the occurrence of the applicable payment event) credited to the participant’s Versum Materials Stock Account, rounded up to the next whole share of Common Stock.

(a)
Payment Following Separation From Service. A participant’s Deferred Compensation Amount will be paid as a lump sum within 60 days of the first anniversary of the date on which the participant’s service as a director ends, provided that the participant would be considered to have incurred a “separation from service” from the Company on the date of such termination within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). If such 60-day period spans two taxable years, the participant shall not have the right to designate the taxable year of payment.

(b)
Changes in Timing of Payment Not Permitted. Unless otherwise permitted by the administrator of the Program in accordance with the requirements applicable to subsequent changes in time and form of payment pursuant to Treasury Regulation Section 1.409A-2(b)(1), a participant may not elect to change the time or form of payment of his or her Deferred Compensation Amount as specified in Section 7 and Section III of the Election Form.

(c)
Accelerated Payment. Notwithstanding the deferral period and timing of payment set forth in Section 7(a) above, the participant’s Versum Materials Stock Account shall be paid on an accelerated basis as follows under the circumstances described below:

(i)
Payment on Death. In the event of a participant’s death, the value of his or her Versum Materials Stock Account shall be distributed in shares of Common Stock, rounded up to the next whole share of Common Stock. Amounts shall be determined as of the date of death and shall be paid in a single distribution to the participant’s estate or designated beneficiary as soon as practicable following the date of death. A participant may designate a beneficiary by completing Section IV of the Election Form and returning it to the Corporate Secretary.

(ii)
Payment on Disability. In the event of a participant’s Disability (as defined below), the value of his or her Versum Materials Stock Account shall be distributed in shares of Common Stock, rounded up to the next whole share of Common Stock. Amounts shall be determined as of the date of determination of the participant’s Disability and shall be paid in a single distribution to the participant’s estate or designated beneficiary as soon as practicable following the date of determination of the participant’s Disability. For purposes of the Program, “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4).

(iii)
Change in Control. In the event of a “Change in Control” of the Company, as defined by the Plan (provided that, for purposes of this Section 7(c)(ii), such transaction or occurrence constitutes a “change in ownership,” “change in effective control” and/or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Section 409A of the Internal Revenue Code), the value of a participant’s Versum Materials Stock Account shall be paid to the participant in cash or Common Stock, at the discretion of the Board, as soon as practicable, but no later than 30 days after the Change in Control. If a cash payment is made, the amount shall be equal to the Change in Control Price (as defined below) of a share of Common Stock multiplied by the number of vested deferred stock units (including each deferred stock unit that becomes vested in accordance with its terms upon the occurrence of the Change in Control) credited to the participant’s Versum Materials Stock Account. For purposes of the Program, the “Change in

Control Price” of a share Common Stock shall be equal to (i) the highest tender or exchange offer price paid or to be paid for Common Stock pursuant to the offer associated with the Change in Control (such price to be determined by the administrator of the Program from such source or sources of information as it shall determine), or (ii) the price paid or to be paid for Common Stock under an agreement associated with the Change in Control, as the case may be, or (iii) if neither (i) nor (ii) apply, the Fair Market Value of a share of Common Stock on the date of payment.

(iv)
Other Events. Upon the occurrence of any other event or conditions which permit an acceleration of payments under regulations implementing Section 409A of the Internal Revenue Code, the value of the participants’ Versum Materials Stock Accounts will be distributed to the participants in accordance with such regulations.

(d)
Unvested Amounts. Each deferred stock unit credited to a participant’s Versum Materials Stock Account that remains unvested in accordance with its applicable vesting conditions following the occurrence of a payment event described in this Section 7 shall terminate effective as of the date that such vesting condition occurred and shall be without further force and effect without any payment to the participant, provided that, notwithstanding anything herein to the if, in accordance with the vesting conditions applicable to such deferred stock unit, such deferred stock would continue to vest through a fixed payment date, such deferred stock unit shall vest and be paid out to the participant within 60 days of the applicable vesting date.

(e)	Miscellaneous Provisions.

(i)
Withholding of Taxes. The right of a participant to payments under this Program shall be subject to the Company’s obligations at any time to withhold income or other taxes from such payments including, without limitation, if elected by the participant, by reducing the number of shares of Common Stock to be distributed in payment of deferred stock units by the number of shares of Common Stock with a Fair Market Value equal to the amount of such taxes required or otherwise permitted to be withheld.

(ii)
Rights as to Common Stock. No participant with deferred stock units credited to the Versum Materials Stock Account shall have rights as a Company shareholder with respect thereto unless and until the date as of which shares of Common Stock are issued in payment of such deferred stock units. No shares of Common Stock shall be issued and delivered hereunder unless and until all legal requirements applicable to the issuance, delivery or transfer of such shares have been complied with including, without limitation, compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and of the Securities Act of 1933, as amended, and the applicable requirements of the exchanges on which the Common Stock is, at the time, listed. Distributions of shares of Common Stock in payment under this Program will be made under the Plan and subject to the applicable terms thereof.

(iii)
Adjustments to Avoid Dilution. In the event of any change in the Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or a rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate change, including without limitation in connection with a Change in Control of the Company, the value and attributes of each deferred stock unit shall be appropriately adjusted consistent with such change to the same extent as if such deferred stock units were issued and outstanding shares of Common Stock, so as to preserve, without increasing, the value of the deferred stock units credited to each participant’s Versum Materials Stock Account. Such adjustments shall be made by the Board (or a committee thereof) and shall be conclusive and binding for all purposes of the Program.

8.	Participant’s Rights Unsecured

The right of any participant to the payment of deferred compensation and earnings thereon under the Program shall be an unsecured and unfunded claim against the general assets of the Company.

9.	Nonassignability

The right of a participant to the payment of deferred compensation and earnings thereon under the Program shall not be assigned, transferred, pledged, or encumbered or be subject in any manner to alienation or anticipation.

10.	Statement of Account

Statements will be sent to participants quarterly as to the number of deferred stock units credited to their Versum Materials Stock Accounts as of the end of the previous quarter.

11.	Administration

The administrator of this Program shall be the [Corporate Secretary of the Company]. The administrator shall have full authority to adopt rules and regulations for carrying out the Program and to interpret, construe, and implement the provisions thereof. The administrator shall have full power and authority to make each determination provided for in the Program. All determinations made by the administrator shall be conclusive and binding upon the Company and any other party claiming rights hereunder.

12.	Business Days

If any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day thereafter.

13.	Amendment and Termination

This Program may at any time be amended, modified or terminated by the Board. No amendment, modification, or termination shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts theretofore accrued in his or her Versum Materials Stock Account, except as required by law. Upon termination of the Program, benefits shall be paid in accordance with the payment provisions in Section 7 and Section III of the Election Form, and the Company shall have no right to accelerate any payment under the Program, except to the extent (if any) permitted under Section 409A of the Internal Revenue Code (including, without limitation, the plan termination and liquidation provisions set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)).

14.	Notices

All notices to the Company under this Program shall be in writing and shall be given as follows:
Corporate Secretary
Versum Materials, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

15.	Construction; Governing Law

This Program is intended to comply with Section 409A of the Internal Revenue Code and shall be construed, whenever possible, to be in conformity with such requirements and in accordance with the laws of the Commonwealth of Pennsylvania for all purposes without giving effect to principles of conflicts of laws. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code, the participant shall not be considered to have terminated service with the Company for purposes of the Program, and no payment shall be due to the participant under the Program until the participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code. Notwithstanding anything to the contrary in the Program, to the extent that any amounts payable under the Program (or any other amounts payable under any plan, program or arrangement of the Company or any of its affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Internal Revenue Code, the settlement and payment of such amounts shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Internal Revenue Code. The participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Internal Revenue Code.

16.	Status of Program

This Program is a nonqualified deferred compensation plan covering no employees of the Company. As such, the Program is exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Company intends that the Program shall at all times be maintained on an unfunded basis for federal income tax purposes. Hence, all payments from this Program shall be made from the general assets of the Company. This Program shall not require the Company to set aside, segregate, earmark, pay into a trust or special account or otherwise restrict the use of its assets in the operation of its business.

17.	Incompetency

If a person entitled to receive a payment under the Program is deemed by the administrator to be legally incompetent, the payment shall be made to the duly appointed guardian of such legally incompetent person, or such payment may be made to such person or persons who the administrator believes are caring for or supporting such legally incompetent person; and the receipt thereof by such person or persons shall constitute complete satisfaction of the Company’s obligations under this Program.

18. Expenses

The expenses of administering this Program shall be borne by the Company.

19.	Section 16 Compliance

It is the Company’s intent that this Program and any credits or payments made hereunder comply with Section 16 of the Exchange Act and any related regulations promulgated thereunder, including any reporting requirements. To that end, the Company may, in its sole discretion, but only to the extent that such actions will not result in accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code: (i) substitute a payment in cash for any fees that were otherwise to be deferred under this Program, if it deems it so appropriate or (ii) delay any payment otherwise required under the terms of the Program until compliance with the requirements of the Exchange Act can be assured.

EXHIBIT A
VERSUM MATERIALS
DEFERRED COMPENSATION PROGRAM FOR DIRECTORS (the “Program”)
Election Form

To:    Corporate Secretary
Versum Materials, Inc. (the “Company”)

I.    Elective Deferred Compensation Amount

In accordance with the provisions of the Program, I hereby:

Elective Stock Deferrals (check one):

o	Elect (or modify my prior election) to defer receipt of compensation otherwise payable to me in the form of Common Stock for services as a director of the Company in the manner described below:

         (percentage of shares of Common Stock per quarter)

o	Revoke my prior election to defer receipt of stock compensation.

This election, modification, or revocation shall take effect beginning on January 1, 2017, to affect only compensation earned for services performed beginning on April 1, 2017, and ending on December 31, 2017. Revocation or modification of a prior election may be made only for a future calendar year and must be made no later than the close of the calendar year preceding the year for which it is effective.

II.    Investment Account for Elective Deferred Compensation Amount

The Elective Deferred Compensation Amounts are to be deemed invested in the following account:

100% of Elective Stock Deferrals will be deemed invested in the Versum Materials Stock Account, to be distributed in the form of Common Stock (or cash, to the extent permitted under Section 7(c)(iii) of the Program).

Notes: Under current federal securities law, it is necessary to report to the Securities and Exchange Commission the number of deferred stock units credited to the Versum Materials Stock Account at the end of each fiscal year.
III.    Timing of Payment of Elective Deferred Compensation Amounts

Elective Deferred Compensation Amounts (if any) will be paid in a lump sum within sixty (60) days of the first anniversary of the date my service as a director ends (subject to accelerated payment pursuant to Sections 7(c) and 13 of the Program). If such sixty (60) day period spans two taxable years, I shall not have the right to designate the taxable year of payment.

EXHIBIT A
VERSUM MATERIALS
DEFERRED COMPENSATION PROGRAM FOR DIRECTORS (the “Program”)
Election Form
(continued)

IV.    Beneficiary Designation

If I die before receiving all the deferred payments due me under the Program, I understand the value of my Elective Deferred Compensation Amounts will be paid to my estate or designated beneficiary, in a single lump sum payment in shares of Common Stock (or cash, to the extent permitted under Section 7(c)(iii) of the Program), following the date of my death. I wish to designate ____________________ as my beneficiary. (A beneficiary may be designated by delivering this Election Form to the Corporate Secretary of the Company. Beneficiary designations that are not received by the Corporate Secretary prior to the participant’s death cannot be honored.)

This Election is subject to the terms of the Versum Materials Deferred Compensation Program for Directors, as amended from time to time.

Received on the ______ day of ______________
on behalf of the Company.        Signature of Director

By         Date:
Title: